                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

CONTACT:
Jeffrey B. Lane
President
Chief Executive Officer                               Margaret Towers
Neuberger Berman                                      Towers Group
(212) 476-5401                                        (212) 354-5020



             NEUBERGER BERMAN TO RECEIVE APPROXIMATELY $130 MILLION
                          IN CONVERTIBLE DEBT OFFERING


NEW YORK, May 1, 2001... Neuberger Berman Inc. (NYSE: NEU) today announced that it has entered into a purchase agreement for the sale of $151 million principal amount at maturity of zero-coupon convertible senior notes due 2021.

The convertible securities are being offered on a private basis only to qualified institutional buyers at an initial offering price of $860.95 per $1,000 principal amount at maturity, resulting in gross proceeds to Neuberger Berman of approximately $130 million. The issue price represents a yield to maturity of 0.75% per year with an initial conversion premium of 30%. The initial purchaser will also have a 30-day option to purchase up to an additional $24 million principal amount at maturity of the convertible securities to cover over-allotments, which would provide Neuberger Berman with approximately $21 million in additional gross proceeds.

Each $1,000 principal amount at maturity of the convertible securities will be convertible into 9.2586 shares of common stock upon the occurrence of any of the following events: i) if the closing prices of Neuberger Berman's shares of common stock on the New York Stock Exchange exceed specified levels; ii) if Neuberger Berman elects to redeem the convertible securities; or iii) in the event that Neuberger Berman takes certain corporate

                                     (more)

NEUBERGER BERMAN TO RECEIVE.../ PAGE 2

actions, such as declaration of an extraordinary dividend. Neuberger Berman may redeem the convertible securities for cash on or after May 4, 2006, at their accreted value. Neuberger Berman may be required to repurchase the convertible securities at the accreted value thereof, at the option of the holders on May 4 of 2002, 2004, 2006, 2011 and 2016. Neuberger Berman may choose to pay the purchase price for such repurchases in cash or shares of Neuberger Berman common stock. Neuberger Berman will use the proceeds of the offering for general corporate purposes, which may include share repurchases.

                                      * * *

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with over $54 billion in assets under management as of March 31, 2001. For more than 60 years, the firm has provided clients with a broad range of investment products, services and strategies. The firm offers private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments.


This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The convertible securities and the shares of common stock issuable upon conversion of the convertible securities have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.